Exhibit 99.1

Rightscorp’s Proprietary Copyright Monetization System Offers Solution to Pre-Release P2P File Sharing

Expendables 3, Dallas Buyers Club, and Other Recent Releases Suffer from Pre-Release Piracy that Threatens Film Industry and Costs Tens of Millions of Dollars in Potential Sales

Santa Monica, Calif. – August 25, 2014 – Rightscorp (OTCQB: RIHT), the leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP), offers a solution to a recent article which cites the rise of pre-release copyright infringements of motion picture films and TV shows. Rightscorp can use its proprietary tracking capabilities to monitor infringements prior to film and TV show releases and allow owners to monetize infringements and take immediate action to limit damages.

Expendables 3, the third installment of the successful action movie series, is just the latest victim to suffer from pre-release copyright infringement and has been illegally downloaded over 2.2 million times, according to a recent article by The Wall Street Journal. The article states that, “pre-release piracy reduces a movie’s domestic box-office take by an average 19%, according to findings by researchers at Carnegie Mellon University.” Expendables 1 and Expendables 2 grossed $274 million and $305 million worldwide, respectively. A 20% loss for a movie like Expendables 3 will cost millions of dollars in sales. Expendables 3 was released in theaters on Friday, August 15, 2014.

Many other movies have been pirated before they were released in theaters or released for sale. Dallas Buyers Club, which won many Academy Awards, was available on P2P networks before it was available on sale. Popular TV shows are often affected by this problem. According to The Telegraph and other sources, HBO’s Game of Thrones is the most illegally downloaded TV show worldwide, followed by The Walking Dead, The Big Bang Theory, Breaking Bad, Netflix’s Original Series House of Cards and others. Within minutes of shows airing, infringers can upload and download the shows illegally.

“Not only does Rightscorp have a solution for current copyright infringements, it also has a customizable solution for clients seeking pre-release protection,” said Christopher Sabec, CEO of Rightscorp. “The cost attributed to a major motion picture that is leaked before it is commercially released can be monumental in lost sales and revenue. We offer a viable answer to this problem. Monitoring a movie before it is released gives us the chance to seek out potential threats and act quickly if a threat emerges. We have developed Rightscorp’s system to be customized to meet a client’s pressing need in the critical release and pre-release window.”

Mr. Sabec continued, “We have closed over 75,000 cases of copyright infringement to date and that number continues to increase. Although pre-release infringement can’t be completely eliminated, Rightscorp does possess the best tools to curb the problem and the best chance at monetizing and protecting the studios and copyright holders.”

Rightscorp’s proprietary technology solution was highlighted in the NY Post. The full article can be accessed at; http://nypost.com/2014/08/24/expendables-3-tanked-because-of-leaked-version-distributor/.

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The Company represents more than 1.5 million copyrights and has partnered with major motion picture studios, numerous platinum recording artists, Academy Award-winning films, top TV shows, and many others. Rightscorp has already received settlements from subscribers of more than 140 ISPs and closed over 75,000 cases of copyright infringement to date.

About Rightscorp, Inc.

Rightscorp (OTCQB: RIHT) is a leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP). The Company’s patent pending digital loss prevention technology focuses on the infringement of digital content such as music, movies, software, books and games and ensures that owners and creators are rightfully paid for their IP. Rightscorp implements existing laws to solve copyright infringements by collecting payments from illegal file sharing activities via notifications sent through Internet Service Providers (ISPs). The Company’s technology identifies copyright infringers, who are offered a reasonable settlement option when compared to the legal liability defined in the Digital Millennium Copyrights Act (DMCA). Based on the fact that 22% of all Internet traffic is used to distribute copyrighted content without permission or compensation to the creators, Rightscorp is pursuing an estimated $2.3 billion opportunity and has monetized major media titles through relationships with industry leaders. http://www.rightscorp.com/

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For further investor and media information contact:

Andrew Haag

Managing Partner

IRTH Communications

rightscorp@irthcommunications.com

1-866-976-4784

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